Filed Pursuant to Rule 424(b)(7)
Registration No. 333-232534

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated July 3, 2019 and
Prospectus Supplement No. 1 dated July 21, 2021)

NATIONAL RESEARCH CORPORATION

14,524,566 Shares of Common Stock Offered by Selling Shareholders
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The following information amends and supplements information contained in the prospectus, dated July 3, 2019 as amended and supplemented by Prospectus Supplement No. 1 dated July 21, 2021 (together, the “Prospectus”). This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that information that is presented herein supersedes the information contained in the Prospectus. This Prospectus Supplement No. 2 is not complete without, and may only be delivered or utilized in connection with, the Prospectus, including any amendments or supplements thereto.

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “NRC.”
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Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of the Prospectus.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is February 10, 2026.

ABOUT THIS PROSPECTUS SUPPLEMENT

This Prospectus Supplement No. 2 is being filed to amend and supplement information that appears under the caption “Selling Shareholders” in the Prospectus. Capitalized terms that are not defined in this Prospectus Supplement No. 2 are defined in the Prospectus.

SELLING SHAREHOLDERS

The following information is being provided to update the Selling Shareholders table in the Prospectus to reflect various estate planning transfers and prior sales under the Prospectus.

The following table sets forth information as of February 10, 2026 with respect to the number of shares of our Common Stock beneficially owned by each selling shareholder prior to this offering, the number of shares that may be offered for sale by each selling shareholder by the Prospectus and the number of shares that each selling shareholder would have following the sale of all of the shares of Common Stock offered by the selling shareholders under the Prospectus. Only those selling shareholders listed below, or their donees, pledgees, transferees, or successors-in-interest, may offer and sell the Common Stock pursuant to the Prospectus. The selling shareholders may offer for sale pursuant to the Prospectus from time to time none, some or all of the shares of our Common Stock listed below. Accordingly, the numbers of shares shown in the following table as beneficially owned after the offering are only estimates, based on the assumption that all of the shares offered by the selling shareholders under the Prospectus will be sold. In the past three years, none of the selling shareholders has had any material relationship with the Company or any of its predecessors or affiliates.

The percentage ownership data is based on 22,657,421 shares of Common Stock outstanding as of October 31, 2025.

The Company has prepared the table below based on information given to the Company by, or on behalf of, the selling shareholders on or before the date of Prospectus Supplement No. 2.

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering	Percent of Common Stock to be Beneficially Owned After Offering
Amandla LLC	4,755,317	4,755,317	0	0.0%
Common Property Trust LLC	3,854,284	3,854,284	0	0.0%
Kailey P. Rinaker 2018 Irrevocable Trust	13,280	13,280	0	0.0%
Ian G. Rinaker 2018 Irrevocable Trust	19,139	19,139	0	0.0%
Elissa C.G. Hunt 2018 Irrevocable Trust	19,139	19,139	0	0.0%
Nicole J. W. Requena Irrevocable Trust dated February 8, 2010	94,052	94,052	0	0.0%
Hannah L. McMahon Irrevocable Trust dated February 8, 2010	62,018	62,018	0	0.0%
Scott Oliver Irrevocable Trust dated February 8, 2010	67,258	67,258	0	0.0%
Mark Oliver Irrevocable Trust dated February 8, 2010	65,597	65,597	0	0.0%
Cynthe Dumler Irrevocable Trust dated February 8, 2010	77,000	77,000	0	0.0%
Tyler J. Vanderzee Irrevocable Trust dated February 8, 2010	109,569	109,569	0	0.0%
Ashley E. Hunt Irrevocable Trust dated February 8, 2010	597,475	597,475	0	0.0%
Morgan P. McMahon Irrevocable Trust dated February 8, 2010	96,954	96,954	0	0.0%
Thomas Hays 2018 Irrevocable Trust	77,000	77,000	0	0.0%
Thomas Hays Irrevocable Trust dated December 28, 1999	47,110	47,110	0	0.0%
Foundation for Tomorrow	19,085	19,085	0	0.0%
Kaye and Steven McMahon 2012 Irrevocable Trust	78,575	78,575	0	0.0%
Burr Oak Mark Oliver LLC	81,672	81,672	0	0.0%
Burr Oak Scott Oliver LLC	81,672	81,672	0	0.0%
Burr Oak Cynthe Dumler LLC	11,667	11,667	0	0.0%
Burr Oak Ashley Rinaker LLC	27,613	27,613	0	0.0%
Burr Oak MK LLC	110,005	110,005	0	0.0%
Harbor of Dreams, Inc.	279,100	279,100	0	0.0%